                           EIGHTH AMENDMENT AGREEMENT


         EIGHTH AMENDMENT AGREEMENT, dated as of April 28, 1997, to the Credit Agreement, dated as of June 5, 1995 (as the same has heretofore or may be hereafter amended, supplemented or modified from time to time in accordance with its terms, the "Credit Agreement"), among Donnkenny Apparel, Inc., a Delaware corporation ("DKA"), and Beldoch Industries Corporation, a Delaware corporation ("BIC" and collectively with DKA, the "Borrowers"), the Guarantors named therein and signatories thereto, the lenders named in Schedules 2.01(a) and (b) of the Credit Agreement (collectively, the "Lenders"), and The Chase Manhattan Bank (formerly known as Chemical Bank) as agent for the Lenders (in such capacity, the "Agent"). Capitalized terms used herein but not otherwise defined herein shall have the meanings attributed thereto in the Credit Agreement.

         WHEREAS, the parties to the Credit Agreement have agreed to amend the Credit Agreement to reflect a partial assignment of Notes by one or more of the Lenders and to make certain other amendments to the Credit Agreement.

         NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the fulfillment of the conditions set forth below, the parties hereto agree as follows:

         SECTION 1. AMENDMENTS TO THE CREDIT AGREEMENT

     1.1 MegaKnits, Inc., a New York corporation ("MegaKnits"), shall be added as an additional "Borrower" under the Credit Agreement. By its execution and delivery of this Agreement, MegaKnits agrees to be bound by all of the terms and provisions of the Credit Agreement relating to the Borrowers. All references to the "Borrowers" or a "Borrower" in any of the Loan Documents shall include MegaKnits.

     1.2 The first sentence of the Preamble to the Credit Agreement is hereby amended by (a) deleting the amount "$100,000,000" appearing therein and substituting the amount "$110,000,000" therefor and (b) deleting the amount "$70,000,000" appearing therein and substituting the amount "$85,000,000" therefor.

     1.3 The definition of "Availability" contained in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

              "Availability" shall mean at any time (i) the lesser at such time of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base minus (ii) the sum at such time of (x) the unpaid principal balance of, and accrued interest and fees on, the Revolving Credit Loans, together with all reserves established pursuant to the Loan Documents and (y) the Letter of Credit Usage.

     1.4 The definition of "Letter of Credit Usage" contained in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

              "Letter of Credit Usage" shall mean at any time, (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the unreimbursed amount of all payments made by the Administrative Agent under all related Letter of Credit Guaranties.

     1.5 The definition of "Final Maturity Date" contained in Section 1.01 of the Credit Agreement is hereby amended by deleting the date "February 2, 1999" and substituting the date "March 31, 1999" therefor.

     1.6 The definition of "Obligations" contained in Section 1.01 of the Credit Agreement is hereby amended by adding (i) a comma followed by the term "the Administrative Agent" after the term "Lenders" in each of the second line and tenth line thereof and (ii) a comma followed by the term "the Letter of Credit Guaranty" after the term "Letters of Credit" in the eleventh line thereof.

     1.7 The definition of "Prime Rate" contained in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

              "Prime Rate" shall mean, for any day, the rate of interest per annum publicly announced from time to time by the Agent at its principal office in New York City as its prime rate in effect at such time. The Prime Rate is not intended to be the lowest rate of interest charged by the Agent to its borrowers.

     1.8 Section 1.01 of the Credit Agreement is hereby amended to add the following definitions in the appropriate alphabetical order:

              "Administrative Agent" shall mean The CIT Group/Commercial Services, Inc.

              "Amendment Date" shall mean April 28, 1997.

              "CIT" shall mean The CIT Group/Commercial Services, Inc.

              "Eligible Inventory" shall mean inventory of the Borrowers comprised solely of raw materials and finished goods which is lawfully owned by any of the Borrowers and which is, in the opinion of the Administrative Agent, not obsolete, slow-moving or unmerchantable and is and at all times shall continue to be acceptable to the Administrative

         Agent in all respects (it being understood and agreed that, for the purposes hereof, any Excess Inventory that is slow-moving or unmerchantable and would thereby be excluded from Eligible Inventory shall not be excluded from Eligible Inventory solely for such reasons); provided, however, that Eligible Inventory shall in no event include inventory which (i) is not located at one of the addresses for locations of Collateral set forth on Schedule I to the Security Agreement and with respect to which the Agent has not been granted a valid, first priority, fully perfected security interest, (ii) has been returned or rejected by a Customer, or (iii) does not conform to the representations and warranties contained herein and in the other Loan Documents. Standards of eligibility may be fixed and revised from time to time solely by the Administrative Agent in the Administrative Agent's exclusive judgment. In determining eligibility, the Administrative Agent may, but need not, rely on reports and schedules furnished by the Borrowers, but reliance by the Administrative Agent thereon from time to time shall not be deemed to limit the right of the Administrative Agent to revise standards of eligibility at any time as to both present and future inventory of the Borrowers.

              "Eligible Receivables" shall mean (i) Receivables created by the Borrowers (other than MegaKnits) in the ordinary course of business arising out of the sale or lease of goods or rendition of services by the Borrowers (other than MegaKnits), which (A) are subject to a valid, first priority, fully perfected security interest in favor of the Agent and which conform to the representations and warranties contained herein and in the other Loan Documents, and (B) at all times shall continue to be acceptable to the Administrative Agent in all respects and (ii) any and all sums which CIT is obligated to or may pay from time to time to the Borrowers (other than MegaKnits) pursuant to Notification Factoring Agreements, each dated April 28, 1997. Standards of eligibility may be fixed and revised from time to time solely by the Administrative Agent in the Administrative Agent's exclusive judgment.

              "Excess Collateral Requirement" shall mean, during any Excess Collateral Period, the amounts set forth below as correspond to the Excess Collateral Period commencing in the months set forth below, and zero as to any other date:


         Month                                    Excess Collateral Requirement
         -----                                    -----------------------------
         October 1997                                    $    800,000
         November 1997                                      2,800,000
         December 1997                                      1,800,000
         January 1998                                       2,600,000
         February 1998                                      2,200,000
         March 1998                                           700,000

         For purposes of this paragraph, the term "Excess Collateral Period" shall mean the period commencing on the last Business Day of a month and ending on the fifth day of the immediately following month.

              "Excess Inventory" shall mean inventory of the Borrowers designated by the Borrowers as "excess inventory" in the inventory certificates which will be delivered by the Borrowers to the Administrative Agent in accordance with Section 6.05 hereof.

              "Inventory Amount" shall mean, during any month, the amount set forth below as corresponds to such month:


         Month                                           Inventory Amount
         -----                                           ----------------
         April 1997                                         $21,900,000
         May 1997                                            24,000,000
         June 1997                                           27,000,000
         July 1997                                           29,800,000
         August 1997                                         28,100,000
         September 1997                                      23,400,000
         October 1997                                        19,200,000
         November 1997                                       15,600,000
         December 1997                                       16,600,000
         January 1998                                        17,000,000
         February 1998                                       16,400,000
         March 1998                                          15,800,000
         Thereafter                                             -0-

              "Letter of Credit Application" shall have the meaning assigned to such term in Section 2.17 hereof.

              "Letter of Credit Guaranty" shall mean the guaranty delivered by the Administrative Agent on behalf of the Lenders to the Letter of Credit Issuer of the Borrowers' reimbursement obligation under the Letter of Credit Issuer's reimbursement agreement, the Letter of Credit Application with respect thereto or any other like document.

              "Letter of Credit Issuer" shall mean the issuer of a Letter of Credit, which, if not The Chase Manhattan Bank, shall be a commercial bank satisfactory to the Administrative Agent. The Administrative Agent hereby agrees to notify the Borrowers of the identity of any Letter of Credit Issuer if other than The Chase Manhattan Bank.

              "MegaKnits" shall mean MegaKnits, Inc., a New York corporation.

              "Net Amount of Eligible Inventory" shall mean, at any time, the aggregate value, computed at the lower of cost (on a FIFO basis) and current market value, of Eligible Inventory of the Borrowers less reserves for (i) special order goods; (ii) market value declines;
         (iii) bill and hold (deferred shipment) or consignment sales; and (iv) other reserves required by the Administrative Agent in the exercise of its reasonable business judgment.

              "Net Amount of Eligible Receivables" shall mean and include at any time, without duplication, the gross amount of Eligible Receivables at such time less the sum of (i) sales, excise or similar taxes, (ii) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed, and (iii) such reserves as determined by the Administrative Agent in its sole judgment for (A) sales to the United States of America or to any agency, department or division thereof; (B) foreign sales other than sales secured by stand-by letters of credit (in form and substance satisfactory to the Administrative Agent) issued or confirmed by, and payable at, banks having a place of business in the United States of America and payable in United States currency; (C) Receivables that remain unpaid more than ninety (90) days from the invoice date; (D) contras; (E) sales to the Borrowers' Affiliates; (F) bill and hold (deferred shipment) or consignment sales; (G) sales to any Customer which is (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to the Administrative Agent or has a credit rating unacceptable to the Administrative Agent; (H) all sales to any Customer if fifty percent (50%) or more of either (x) all outstanding invoices of such Customer, or (y) the aggregate dollar amount of all outstanding invoices of such Customer, are unpaid more than ninety (90) days from the invoice date;
         (I) any other reasons deemed necessary by the Administrative Agent in its sole judgment; and (J) an amount representing, historically, returns, discounts, claims, credits and allowances.

              "Overadvance Amount" shall mean, during any End of Month Period and Intramonth Period, the amounts set forth below as correspond to the End of Month Period and the Intramonth Period during the months set forth below:

                                                                    Overadvance
                                      Overadvance                     Amount
                                   Amount during the                during the
         Month                    End of Month Period            Intramonth Period
         -----                    -------------------            -----------------
         April 1997                   $ 5,500,000                   $  6,500,000
         May 1997                       8,500,000                     11,500,000
         June 1997                     13,000,000                     14,500,000
         July 1997                     12,000,000                     19,000,000
         August 1997                    8,800,000                     18,000,000
         September 1997                 3,600,000                     14,800,000
         October 1997                     -0-                          9,600,000
         November 1997                    -0-                          5,200,000
         December 1997                    -0-                          3,200,000
         January 1998                     -0-                          4,200,000
         February 1998                    -0-                          3,400,000
         March 1998                       -0-                          3,800,000
         Thereafter                       -0-                            -0-

         For purposes of this paragraph, (i) the term "End of Month Period" shall mean the period commencing on the last Business Day of a month and ending on the fifth day of the immediately following month and
         (ii) the term "Intramonth Period" shall mean the period commencing on the sixth day of a month and ending on the day immediately preceding the last Business Day of the same month.

              "Settlement Period" shall have the meaning assigned to such term in Section 2.13(c)(i) hereof.

    1.9 Section 1.01 of the Credit Agreement is hereby amended to delete the definitions of "Debt Sublimit", "Net Amount of Receivables" and "Waiver Period" in their entirety.

    1.10 Article II (excluding Sections 2.01(b), 2.06 (c), 2.13, 2.16, 2.17,
2.18, 2.19 and 2.20 which are amended as set forth below) of the Credit Agreement is hereby amended by deleting all references to "Agent" appearing therein and substituting the words "Administrative Agent" therefor.

    1.11 Section 2.01(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

              "(b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees to make Revolving Credit Loans to, and through the Administrative Agent open Letters of Credit for the benefit of, the Borrowers, at any time and from time to time from the date hereof to the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment set forth opposite its name in Schedule 2.01(b) annexed hereto, as such Revolving Credit Commitment may be reduced from time to time in accordance with the provisions of this Agreement. Notwith standing the foregoing, the aggregate principal amount of Revolving Credit Loans outstanding at any time to the Borrowers shall not exceed (1) the lesser of (A) the Total Revolving Credit Commitment (as such amount may be reduced pursuant to Section 2.07 hereof) and (B) an amount equal to the total of (i) up to eighty-five percent (85)% of the Net Amount of Eligible Receivables plus (ii) the lesser of (a) the Inventory Amount as of the date of determination and (b) up to sixty percent (60%) of the sum of the Net Amount of Eligible Inventory plus (iii) up to sixty percent (60%) of the undrawn amount of all outstanding Letters of Credit for the importation of finished goods inventory consigned to the Agent as of the date of determination plus (iv) the Overadvance Amount as of the date of determination minus (v) the Excess Collateral Requirement as of the date of determination (this clause (B) referred to herein as the "Borrowing Base"), minus (2) the Letter of Credit Usage at such time (not to exceed $35,000,000 at any time); provided, however, that in no event shall the aggregate principal amount of Revolving Credit Loans outstanding at any time to the Borrowers exceed $70,000,000. The Borrowing Base will be computed daily and a compliance certificate from a Responsible Officer of the Borrowers presenting its computation will be delivered to the Administrative Agent in accordance with
         Section 6.05 hereof.

              Subject to the foregoing and within the foregoing limits, the Borrowers may borrow, repay (or, subject to the provisions of Section
         2.09 hereof, prepay) and reborrow Revolving Credit Loans, on and after the date hereof and prior to the Revolving Credit Termination Date, subject to the terms, provisions and limitations set forth herein, including, without limitation, the requirement that no Revolving Credit Loan shall be made hereunder if the amount thereof exceeds the Availability outstanding at such time."

    1.12 Schedules 2.01(a) and 2.01(b) to the Credit Agreement are hereby amended in their entirety to read as Schedules 2.01(a) and 2.01(b) annexed hereto.

    1.13 Schedule 2.02 to the Credit Agreement is hereby amended in its entirety to read as Schedule 2.02 annexed hereto.

    1.14 Section 2.04(a) of the Credit Agreement is hereby amended by deleting the phrase "such Lender's sublimit for Revolving Credit Loans as set forth on
Schedule 2.01(b) annexed hereto" and substituting the phrase "its Revolving Credit Commitment in respect of the Borrowers on the Amendment Date".

    1.15 Section 2.04 of the Credit Agreement is hereby amended by adding a new clause (e) as follows:

              "(e) Each of the Borrowers shall be jointly and severally liable with the other Borrower(s) for the Obligations, and each of the Obligations shall be secured by all of the Collateral. Each of the Borrowers acknowledges that it is a co-borrower hereunder and is jointly and severally liable under this Agreement and the other Loan Documents. All financial accommodations extended to any of the Borrowers or requested by any of the Borrowers shall be deemed to be financial accommodations extended for each of the Borrowers, and each of the Borrowers hereby authorizes each other of the Borrowers to effectuate borrowings and issuances of Letters of Credit on its behalf. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the Agent, the Administrative Agent and the Lenders shall be entitled to rely upon any request, notice or other communication received by them from any of the Borrowers on behalf of all Borrowers, and shall be entitled to treat their giving of any notice hereunder to any of the Borrowers as notice to each and all Borrowers.

              Each of the Borrowers agrees that the joint and several liability of the Borrowers provided for in this subsection (e) shall not be impaired or affected by any modification, supplement, extension or amendment or any contract or agreement to which the other Borrower(s) may hereafter agree (other than an agreement signed by the Agent, the Administrative Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Agent, the Administrative Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatsoever with the other Borrower(s) or with any other person, each of the Borrowers hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of each of the Borrowers is direct and unconditional as to all of the Obligations, and may be enforced without requiring the Agent, the Administrative Agent or any Lender first to resort to any other right, remedy or security. Each of the Borrowers hereby expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Notes, this Agreement or any other Loan Document and any requirement that the Agent, the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any of the Borrowers or any other person or any Collateral.

              Each of the Borrowers hereby irrevocably waives and releases each other of the Borrowers from all "claims" (as defined in Section 101(5) of the Bankruptcy Code) to which such Borrowers are or would be entitled by virtue of the provisions of the first paragraph of this subsection (e) or the performance of such Borrower's obligations thereunder including, without limitation, any right of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise), reimbursement, contribution, exoneration or similar right, or indemnity, or any right of recourse to security for any of the Obligations."

    1.16 Section 2.05(d) of the Credit Agreement is hereby amended in its entirety to read as follows:

              "(d) Notwithstanding subsections (a) and (b) hereof, from and after the Amendment Date, the Borrowers shall not request Eurodollar Loans and each Prime Rate Loan which is a Term Loan or a Revolving Credit Loan shall bear interest at a rate per annum equal to the Prime Rate plus 1-1/2%. In the event of any change in the Prime Rate, the rate of interest hereunder shall change, as of the first day of the month following any change, so as to remain one and one-half percent (1-1/2%) above the Prime Rate."

    1.17 Section 2.06(a) of the Credit Agreement is hereby amended by deleting the percentage "one-quarter of one percent (1/4 of 1%)" appearing therein and substituting the percentage "two-fifths of one percent (2/5 of 1%)" therefor.

    1.18 Section 2.06(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

              "Until such time as all Obligations (excluding indemnity obligations surviving the payment in full of the Notes and the termination of the Total Commitment) shall have been paid in full and all Commitments to lend hereunder shall have terminated, the Borrowers shall pay to the Administrative Agent, for the Administrative Agent's own account, a fee of $6,000 per month payable on the first day of each calendar month commencing May 1, 1997."

    1.19 Section 2.07(a) of the Credit Agreement is hereby amended by deleting the amount "$60,000,000" appearing in the last sentence thereof and substituting the amount "$70,000,000" therefor.

    1.20 Section 2.09(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

              "(c) The Borrowers shall make prepayments of the Revolving Credit Loans from time to time such that the Availability equals or exceeds zero at all times. Notwithstanding the provisions of Section 2.08(a) hereof and without waiving any Event of Default which has occurred thereby, if at any time Availability is less than zero and the Borrowers do not make a prepayment of the Revolving Credit Loans as required by this Section 2.09(c), all Revolving Credit Loans shall bear interest at a rate per annum equal to the Prime Rate plus three and one-half percent (3-1/2%)."

    1.21 Section 2.09(d) of the Credit Agreement is hereby amended to add the following sentence at the end thereof:

         "Within one (1) Business Day following the receipt by the Parent and/or any of its Subsidiaries of any tax refunds in excess of $2,000,000 in the aggregate applicable to the 1996 Fiscal Year and prior Fiscal Years, the Borrowers shall make a mandatory prepayment of the Term Loans in an amount equal to such excess, such prepayment to be applied as set forth in paragraph (f) below."

    1.22 Section 2.13 of the Credit Agreement is hereby amended in its entirety to read as follows:

              "SECTION 2.13. Pro Rata Treatment; Funding and Settlement Procedures. (a) Except as permitted under Sections 2.10 and 2.11 hereof, each payment or prepayment of principal of the Notes, each payment of interest on the Notes, each payment of any fee or other amount payable hereunder and each reduction of the Total Revolving Credit Commitment and Total Term Loan Commitment shall be made pro rata among the Lenders in the proportions that their Revolving Credit Commitments bear to the Total Revolving Credit Commitment or that their Term Loan Commitments bear to the Total Term Loan Commitment, as the case may be.

              (b) (i) Except as otherwise provided in subsection (b) of this
         Section 2.13, all Loans under this Agreement shall be made by the Lenders simultaneously and shall be made pro rata among the Lenders in the proportions that their Revolving Credit Commitment bear to the Total Revolving Credit Commitment or that their Term Loan Commitments bear to the Total Term Loan Commitment, as the case may be.

                  (ii) Notwithstanding any other provision of this Agreement, in order to reduce the number of fund transfers among the Borrowers, the Lenders and the Administrative Agent, the Borrowers, the Lenders and the Administrative Agent agree that the Administrative Agent may, but shall not be obligated to, and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders, Revolving Credit Loans pursuant to Sections
         2.02 and 2.03, subject to the procedures for settlement set forth in subsection (c) of this Sec tion 2.13; provided, however, that (A) the Administrative Agent shall in no event fund such Revolving Credit Loan or request that any Lender so fund if the Administrative Agent shall have received written notice from the Required Lenders on the Business Day prior to the date of the proposed Revolving Credit Loan that one or more of the conditions precedent contained in Section 5.01 hereof will not be satisfied on the date of the proposed Revolving Credit Loan and (B) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in
         Section 5.01 have been satisfied. If the Administrative Agent elects not to fund a requested Revolving Credit Loan on behalf of the Lenders, promptly after receipt of a notice of a Loan pursuant to
         Section 2.03 hereof, the Administrative Agent shall so notify each Lender. If the Administrative Agent notifies the Lenders that it will not fund a requested Revolving Credit Loan on behalf of the Lenders, each Lender shall make its pro rata share of the Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent's payment office (as described in Section 2.16 hereof) no later than 2:00 p.m. (New York City time) on the date of the proposed Loan. The Administrative Agent will make the proceeds of such Loans available to the Borrowers on the day of the proposed Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Loans received by the Administrative Agent at the Administrative Agent's payment office or the amount funded by the Administrative Agent on behalf of the Lenders to be deposited in an account designated by the Borrowers.

                  (iii) If the Administrative Agent has notified the Lenders that the Administrative Agent will not fund a particular Loan pursuant to subsection (b)(ii) of this Section 2.13 on behalf of the Lenders, the Administrative Agent may assume that such Lender has made such amount available to the Administrative

         Agent on such day and the Administrative Agent, in its sole and absolute discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If, in such case, the Administrative Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, such Lender and each of the Borrowers agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon for each day from the date such amount is made available to the Borrowers to and including the date such amount is repaid to the Administrative Agent, at (x) in the case of the Borrowers, a rate per annum equal to the higher of the Federal funds rate during such period as quoted by the Administrative Agent and the interest rate applicable thereto pursuant to Section 2.05 and
         (ii) in the case of such Lender, at the Federal funds rate during such period as quoted by the Administrative Agent for three Business Days and thereafter at the Prime Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's pro rata share of such Revolving Credit Loan.

                  (iv) Nothing in this Section 2.13(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or a Borrower may have against any Lender as a result of any default by such Lender hereunder.

              (c) (i) With respect to all periods for which the Administrative Agent, on behalf of the Lenders, has funded Revolving Credit Loans pursuant to subsection (b) of this Section 2.13, on the first
         Business Day after the last day of each week, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a "Settlement Period"), the Administrative Agent shall notify each Lender of the unpaid principal amount of the Revolving Credit Loans outstanding at the close of business on the last Business Day of such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Credit Loans outstanding at the close of business on the last Business Day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Credit Loans made on the date of such Lender's initial funding), each Lender shall promptly make available to the Administrative Agent such Lender's pro rata share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each other Lender such Lender's pro rata share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Revolving Credit Loans to such an extent that, after giving effect to such adjustment, each Lender's interest in the then outstanding Revolving Credit Loans will be equal to its pro rata share thereof. The obligations of the Administrative Agent and each Lender under this subsection 2.13(c) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its pro rata share of the Revolving Credit Loans which have been funded by such Lender.

                  (ii) In the event that any Lender fails to make any payment required to be made by it pursuant to subsection 2.13(c)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due to and including the date such amount is paid to the Administrative Agent, at the Federal funds rate during each period as quoted by the Administrative Agent for three Business Days and thereafter at the Prime Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrowers of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account."

    1.23 Sections 2.16, 2.17, 2.18, 2.19 and 2.20 of the Credit Agreement are hereby amended in their entirety to read as follows:

              "SECTION 2.16. Payments and Computations. The Borrowers shall make each payment hereunder and under any instrument delivered hereunder no later than 1:00 p.m. (New York City time) on the day when due in lawful money of the United States to the Administrative Agent at the Administrative Agent's account maintained at The Chase Manhattan Bank, 55 Water Street, New York, New York (account no. 144-0-75212) for the account of the Lenders, in immediately available funds without setoff, counterclaim or other deduction of any nature. The Administrative Agent may charge, when due and payable, the Borrowers' account with the Administrative Agent for all interest, principal and fees owing to the Administrative Agent or the Lenders on or with respect to this Agreement and/or the Loans and other Loan Documents. If at any time there is not sufficient availability to cover any of the payments referred to in the prior sentence, and in any event upon the occurrence of any Default, the Borrowers shall make any such payments upon demand.

              SECTION 2.17. Letter of Credit Guaranty.

              (a) In order to assist the Borrowers in establishing or opening documentary letters of credit with the Letter of Credit Issuer, which shall not have expiration dates that exceed 180 days from the date of issuance thereof or that exceed 30 days prior to the Revolving Credit Termination Date (the "Letters of Credit"), and with respect to the Letters of Credit described in Section 2.17(j) hereof, the Borrowers have requested that the Administrative Agent join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts thereunder through the issuance of a Letter of Credit Guaranty, thereby lending the Administrative Agent's credit to that of the Borrowers, and the Administrative Agent has agreed to do so. These arrangements shall be handled by the Administrative Agent subject to the terms and conditions set forth below. The Administrative Agent shall not be required to be the issuer of any Letter of Credit. The Borrowers will be, jointly and severally, the account party for any application for a Letter of Credit, which application shall be substantially in the form of Exhibit G hereto or such other form as may from time to time be approved by the Letter of Credit Issuer and the Administrative Agent and which shall be duly completed in a manner reasonably acceptable to the Administrative Agent (such application, together with such other certificates, documents and other papers and information as the Letter of Credit Issuer or the Administrative Agent may reasonably request, collectively the "Letter of Credit Application"). The Letters of Credit shall be issued with respect to transactions occurring in the ordinary course of the business of the Borrowers.

              (b) Notwithstanding anything to the contrary contained herein, the Letter of Credit Usage shall not exceed $35,000,000 at any time, and no Letter of Credit Guaranty shall be issued hereunder if, after giving effect thereto, Availability would be less than zero.

              (c) The Administrative Agent shall have the right, without notice to the Borrowers, to charge the Borrowers' account with the Administrative Agent with the amount of any and all indebtedness, liabilities and obligations of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Administrative Agent or the Lenders under the Letter of Credit Guaranty or incurred by a Letter of Credit Issuer with respect to a Letter of Credit at the earlier of (A) payment by the Administrative Agent or the Lenders under the Letter of Credit Guaranty or (B) the occurrence of an Event of Default. Any amount so charged to the Borrowers' account with the Administrative Agent shall be deemed a Revolving Credit Loan hereunder made by the Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.05 and Section 2.09(c) of this Agreement and subject further to the requirement that the Borrowers immediately prepay outstanding Revolving Credit Loans so that the outstanding principal balance of all Revolving Credit Loans will not exceed $70,000,000. Any charges, fees, commissions, costs and expenses charged to the Administrative Agent for the Borrowers' account by the Letter of Credit Issuer in connection with or arising out of Letters of Credit or transactions relating thereto will be charged to the Borrowers' account with the Administrative Agent in full when charged to or paid by the Administrative Agent and, when charged, shall be conclusive on the Borrowers absent manifest error. Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges regardless of whether any Event of Default or Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.01 have been satisfied.

              (d) The Borrowers unconditionally indemnify the Administrative Agent and each Lender and hold the Administrative Agent and each Lender harmless from any and all loss, claim or liability (including, without limitation, reasonable attorneys' fees and disbursements) incurred by the Administrative Agent or any Lender arising from any transactions or occurrences relating to Letters of Credit, any drafts or acceptances thereunder, the collateral relating thereto, and all Obligations in respect thereof, including any such loss or claim due to any action taken by the

         Letter of Credit Issuer, other than to the extent that any such loss, claim or liability directly results from the gross negligence or willful misconduct of the Administrative Agent or any Lender, respectively, as determined by a final judgment of a court of competent jurisdiction. The Borrowers further agree to jointly and severally hold the Administrative Agent and each Lender harmless from any errors or omission, negligence, unlawful conduct or misconduct by the Letter of Credit Issuer. The Borrowers' unconditional, joint and several obligations to the Administrative Agent and each Lender with respect to the Letters of Credit hereunder shall not be modified or diminished for any reason or in any manner whatsoever. Each Borrower and each Guarantor agrees that any charges incurred by the Administrative Agent or the Letter of Credit Issuer for the Borrowers' account hereunder may be charged to the Borrowers' account with the Administrative Agent.

              (e) None of the Administrative Agent, the Lenders and the Letter of Credit Issuer shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereof even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipments, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions, delay, default, or fraud by the shipper and/or anyone else in connection with the collateral or the shipping thereof; or any breach of contract between the shipper or vendors and the Borrowers. Furthermore, without limiting any of the foregoing, neither the Administrative Agent nor the Lenders shall be responsible for any act or omission with respect to or in connection with any goods covered by any Letter of Credit.

              (f) The Borrowers jointly and severally agree that any action taken by the Administrative Agent or any Lender, or any action taken by the Letter of Credit Issuer, under or in connection with the Letters of Credit, the drafts or acceptances, the guarantees or the collateral, shall be binding on the Borrowers and shall not put the Administrative Agent, or the Lenders in any resulting liability to the Borrowers. In furtherance of the foregoing, the Administrative Agent shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances, all in the Administrative Agent's sole name, and the Letter of Credit Issuer shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Administrative Agent, all without any notice to or any consent from the Borrowers. The Administrative Agent shall use reasonable efforts to consult with the Borrowers before taking any action pursuant to this Section 2.17(f).

              (g) Without the Administrative Agent's express consent, the Borrowers jointly and severally agree: (x) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modification, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (y) after the occurrence of any Event of Default which is not cured within any applicable grace period, if any, or waived as provided under Section 11.08 hereof, not to (A) clear and resolve any questions of non-compliance of documents, or (B) give any instructions as to acceptances or rejection of any documents or goods.

              (h) The Borrowers jointly and severally agree that any necessary and material import, export or other license or certificate for the import or handling of inventory will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of inventory or the financing thereof will have been promptly and fully complied with and any certificates in that regard that the Administrative Agent may at any time reasonably request will be promptly furnished. In this connection, the Borrowers warrant and represent that all shipments made under any Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. As between the Borrowers, on the one hand, and the Administrative Agent, the Lenders and the Letter of Credit Issuer, on the other hand, the Borrowers jointly and severally assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties or levies. As between the Borrowers, on the one hand, and the Administrative Agent, the Lenders and the Letter of Credit Issuer, on the other hand, any embargo, restriction, laws, customs or regulations of any country, state, city or other political subdivision, where such inventory is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted or paid, shall be solely the Borrowers' joint and several risk, liability and responsibility.

              (i) Upon any payments to the Letter of Credit Issuer under a Letter of Credit Guaranty, the Administrative Agent or the Lenders, as the case may be, shall, without prejudice to its or their respective rights under this Agreement (including that such unreimbursed amounts shall constitute Revolving Credit Loans hereunder in accordance with subsection (c) of this Section 2.17), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrowers in favor of the Letter of Credit Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Administrative Agent and the Lenders and apply in all respects to the Administrative Agent and the Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

              (j) Schedule 2.17(j) annexed hereto contains a description of all letters of credit issued for the benefit of the Borrowers with respect to which The Chase Manhattan Bank is the Letter of Credit Issuer outstanding on the Amendment Date. Each such letter of credit, including any extension or renewal thereof, shall constitute a "Letter of Credit" for all purposes of this Agreement, issued on the Amendment Date.

              SECTION 2.18. Participations.

              (a) Purchase of Participations. Immediately upon issuance by the Letter of Credit Issuer of any Letter of Credit pursuant to this Agreement, each Lender (other than the Administrative Agent) shall be deemed to have irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation (which participation shall be without recourse to the Administrative Agent), equal to such Lender's pro rata (based upon its Revolving Credit Commitment) share of each such Letter of Credit, in all obligations and rights of the Administrative Agent in such Letter of Credit (including, without limitation, all reimbursement obligations of the Borrowers with respect thereto pursuant to the Letter of Credit Guaranty or otherwise).

              (b) Sharing of Payments. In the event that the Administrative Agent makes any payment in respect of the Letter of Credit Guaranty and the Borrowers shall not have repaid such amount to the Administrative Agent, the Administrative Agent shall charge the Borrowers' account with the Administrative Agent in the amount of the reimbursement obligation, in accordance with Section 2.17(c).

              (c) Obligations Irrevocable. The obligations of a Lender to make payments to the Administrative Agent for the account of the Administrative Agent with respect to a Letter of Credit Guarantee or the Letter of Credit Issuer with respect to a Letter of Credit (and of the Borrowers to reimburse the Lenders for such payments) shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                  (ii) the existence of any claim, setoff, defense or other
              right which a Borrower may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between either Borrower or any other party and the beneficiary named in such Letter of Credit);

                  (iii) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) the surrender or impairment of any security for the
              performance or observance of any of the terms of any of the Loan Documents;

                  (v) any failure by the Administrative Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

                  (vi) any payment by the Letter of Credit Issuer under any of the Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

                  (vii) the occurrence of any Default or Event of Default.

              SECTION 2.19. Request for Issuance. Any Borrower may from time to time, upon notice not later than 12:00 noon, New York City time, at least three Business Days in advance, request the Administrative Agent to assist the Borrowers in establishing or opening a Letter of Credit by delivering to the Administrative Agent, with a copy to the Letter of Credit Issuer, a Letter of Credit Application, together with any necessary related documents. The Administrative Agent shall not provide support, pursuant to the Letter of Credit Guaranty, if the Administrative Agent shall have received written notice from the Required Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit that one or more of the conditions precedent in Section 5.01 will not have been satisfied on such date, and the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.01 have been satisfied.

              SECTION 2.20. Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent with respect to any Letter of Credit, (i) a letter of credit fee equal to one-eighth of one percent (1/8 of 1%) of the face amount of each Letter of Credit requested and issued hereunder payable to the Administrative Agent at its Domestic Lending Office on the date of issuance of such Letter of Credit in immediately available funds, plus (ii) a monthly letter of credit fee equal to one-eighth of one percent (1/8 of 1%) of the average monthly face amount of all Letters of Credit arranged for under or in connection with this Agreement (plus customary bank charges at the rate customarily made available to the Administrative Agent by the applicable Letter of Credit Issuers for letters of credit of similar amounts and terms), payable to the Administrative Agent at its Domestic Lending Office on the first Business Day of each month in arrears in immediately available funds. The Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the

         Borrowers' account with the Administrative Agent, pursuant to Section 2.17(c) of this Agreement, with the amount of any letter of credit fees or charges due under this Section 2.20. The Administrative Agent shall disburse to each Lender such Lender's pro rata share of any payment of fees referred to in clauses (i) and (ii) above in immediately available funds within two (2) Business Days of the Administrative Agent's receipt of such payment."

    1.24 A new Schedule 2.17(j), which reads as Schedule 2.17(j) annexed hereto, is hereby added to and made a part of the Credit Agreement.

    1.25 Article IV of the Credit Agreement is hereby amended by adding a new
Section 4.22 which reads as follows:

              "SECTION 4.22. Inventory. All Eligible Inventory is of good and merchantable quality, free from defects, and is not obsolete or slow-moving. All Eligible inventory is located only at the locations identified on Schedule I to the Security Agreement. The Borrowers keep accurate records of their inventories and the costs thereof."

    1.26 Section 5.01(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

              "(a) The Administrative Agent shall have received a notice of borrowing or request to assist in the issuance of a Letter of Credit as required by Section 2.03 or 2.19 hereof."

    1.27 Section 5.01(d) of the Credit Agreement is hereby amended in its entirety to read as follows:

              "(d) Each borrowing and request to assist in the issuance of a Letter of Credit shall be deemed a recertification by each Borrower as to its compliance with (b) and (c) above and a certification that after giving effect to each Revolving Credit Loan and each Letter of Credit, Availability is zero or greater."

    1.28 Section 6.03 of the Credit Agreement is hereby amended by inserting the words "and the Administrative Agent" immediately after all references to "Agent" (other than in the 24th and 29th lines thereof) appearing therein.

    1.29 Section 6.05 (excluding subsection (i) which is amended as set forth below) of the Credit Agreement is hereby amended by deleting all references to "Agent" appearing therein and substituting the words "Administrative Agent" therefor.

    1.30 Section 6.05(g) of the Credit Agreement is hereby amended by (a) deleting the word "quarterly" appearing in the second parenthetical thereof and substituting the word "monthly" therefor and (b) adding the following parenthetical at the end thereof:

         "(such projections to be updated by the Borrowers on a quarterly basis thereafter)"

    1.31 Section 6.05(i) of the Credit Agreement is hereby amended in its entirety to read as follows:

              "(i) the following information, documents or instruments no later than the dates indicated without the benefit of any grace period provided for in subparagraph (d) of Article VIII hereof:

                   (i) By May 31, 1997, real property mortgages, title policies
              (with survey exceptions) and opinions of counsel and by June 30, 1997, real property surveys and amended title policies without survey exceptions, in each case in form and substance satisfactory to the Agent, covering all real property identified on Schedule 6.05(i) hereto;

                   (ii) Weekly, no later than the second Business Day of each week, an aging schedule of Receivables and a certificate executed by the Financial Officer of the Borrowers calculating the Borrowing Base and demonstrating compliance with the Availability requirement;

                   (iii) Monthly, no later than the second Business Day of the first full week of each month, a certificate, which shall be in the form of Exhibit H hereto and which shall be in substance acceptable to the Administrative Agent, executed by a Responsible Officer of the Borrowers, detailing the locations of the inventory and the total value of such inventory, the value of such inventory designated as "excess inventory", and the value of such inventory not designated as "excess inventory", by division, at each such location;

                   (iv) Weekly, no later than the second Business Day of each week, a certificate executed by a Responsible Officer of the Borrowers, detailing the total value of the inventory, the value of the inventory designated as "excess inventory" and the value of the inventory not designated as "excess inventory";

                   (v) By the last day of each month through and including June
              30, 1997, weekly cash flow and collateral projections for the eight-week period immediately following such month; and

                   (vi) In addition to the foregoing, such other information
              (including, without limitation, tax returns) regarding the operations, business affairs and financial condition of the Parent and its Subsidiaries as the Agent, the Administrative Agent or any Lender may reasonably request."

    1.32 The last three sentences of Section 6.08 of the Credit Agreement are hereby amended in their entirety to read as follows:

         "The Administrative Agent shall have the right to audit, as often as it may request, the existence and condition of the accounts receivable, inventory, accounts payable, books and records of the Borrowers and their Subsidiaries and to review their compliance with the terms and conditions of this Agreement and the other Loan Documents. The Borrowers shall pay to the Administrative Agent for its own account an audit fee for each such audit equal to $750 per day per auditor."

    1.33 All references in Sections 6.06, 6.07, 6.12 and 6.13 of the Credit Agreement to the term "Agent" shall mean both the Agent and the Administrative Agent.

    1.34 Article VI of the Credit Agreement is hereby amended by adding a new
Section 6.15 which reads as follows:

              "SECTION 6.15. Obligation to Liquidate Excess Inventory. If on the last day of any month, Excess Inventory exceeds the amount set forth below opposite such month, expeditiously dispose of such Excess Inventory in accordance with the Borrowers' past business practices. The proceeds of any such disposition shall be used to prepay outstanding Revolving Credit Loans (without regard to minimum aggregate principal or integral multiple requirements).


         Month                                        Excess Inventory Amount
         -----                                        -----------------------
         April 1997                                         $9,900,000
         May 1997                                            9,200,000
         June 1997                                           7,700,000
         July 1997                                           6,300,000
         August 1997                                         4,100,000
         September 1997                                      2,600,000
                                       23

         October 1997                                        1,700,000
         November 1997                                         800,000
         December 1997                                         800,000
         January 1998                                          800,000
         February 1998                                         800,000
         March 1998                                            800,000"

    1.35 All references in Section 7.01(c) of the Credit Agreement to the term "Agent" shall mean both the Agent and the Administrative Agent.

    1.36 Schedule 7.01(f) to the Credit Agreement is hereby amended in its entirety to read as Schedule 7.01(f) annexed hereto.

    1.37 Section 7.03 of the Credit Agreement is hereby amended by (a) deleting the word "and" appearing immediately before clause (viii) thereof and substituting a "," therefor and (b) deleting the "." at the end thereof and substituting the following therefor:

         ", (ix) Guarantees by one Borrower of another Borrower's Indebtedness to trade creditors (incurred in the ordinary course of such Borrower's business) pursuant to agreements in form and substance satisfactory to the Lenders and (x) Guarantees by a Borrower or a Guarantor of a Borrower's (other than MegaKnits) factoring arrangements pursuant to agreements in form and substance satisfactory to the Lenders."

    1.38 Section 7.05 of the Credit Agreement is hereby amended in its entirety to read as follows:

              "SECTION 7.05. Consolidations, Mergers and Sales of Assets. Consolidate with or merge into any other person, or sell, lease, transfer or assign to any persons or otherwise dispose of (whether in one transaction or a series of transactions) any of its assets (whether now owned or hereafter acquired), or sell any of its inventory other than in the normal course of business, or permit another person to merge into it, or acquire all or substantially all the capital stock or assets of any other person, except as required under Section 6.15 hereof and except as set forth on Schedule 7.05 annexed hereto."

    1.39 A new Schedule 7.05, which reads as Schedule 7.05 annexed hereto, is hereby added to and made a part of the Credit Agreement.

    1.40 Schedule 7.06 to the Credit Agreement is hereby amended in its entirety to read as Schedule 7.06 annexed hereto.

    1.41 Section 7.07 of the Credit Agreement is hereby amended to delete the amount "$2,000,000" appearing therein and substitute the amount "$1,500,000" therefor.

    1.42 Section 7.08 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting "SECTION 7.08. Intentionally Omitted" therefor.

    1.43 Section 7.09 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting "SECTION 7.09. Intentionally Omitted" therefor.

    1.44 Section 7.10 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting "SECTION 7.10. Intentionally Omitted" therefor.

    1.45 Section 7.11 of the Credit Agreement is hereby amended in its entirety to read as follows:

              "SECTION 7.11. Pre-Tax Income. Permit the sum of the Net Income and federal, state and local income taxes of the Parent and its Subsidiaries (in each case computed and calculated in accordance with GAAP) on a Consolidated basis, computed at the end of each fiscal quarter for the four consecutive fiscal quarters then ended, to be less than ($4,000,000), commencing with the fiscal quarter ending December 31, 1997."

    1.46 Section 7.12 of the Credit Agreement is hereby amended in its entirety to read as follows:

              "SECTION 7.12. Tangible Net Worth. Permit the Tangible Net Worth of the Parent and its Subsidiaries on a Consolidated basis to be less than (a) $15,000,000 at June 30, 1997 and June 30, 1998 and (b)
         $18,000,000 at the end of any other fiscal quarter commencing with March 31, 1997."

    1.47 Section 7.14 of the Credit Agreement is hereby amended by (a) adding the words "or the Administrative Agent" immediately following the word "Agent" appearing in clause (ii) thereof and (b) deleting the following therefrom "(iii) maturity factoring arrangements with respect to receivables generated in Western Europe, or (iv)" and substituting "or (iii)" therefor.

    1.48 Schedule 7.14 to the Credit Agreement is hereby amended in its entirety to read as Schedule 7.14 annexed hereto.

    1.49 Article VII of the Credit Agreement is hereby amended by adding a new
Section 7.21 which reads as follows:

              "SECTION 7.21. Application of Tax Attributes. Apply the excess of any amount paid to satisfy Federal, state, local or foreign tax liability of the Parent and its Subsidiaries for a particular period over the actual tax liability of such Persons for such period (including, without limitation, amounts any such Person is entitled to receive as a refund) to offset the tax liability of such Persons for any other taxable period (it being understood that neither the Borrowers nor the Parent nor any Subsidiary thereof shall elect to receive any tax refunds in a form other than cash)."

    1.50 Article VIII of the Credit Agreement is hereby amended as follows:

         (a) by inserting the words "or Letter of Credit Guaranties" immediately after the words "Letter(s) of Credit" appearing in clauses (b) and (c) thereof;

         (b) by amending in its entirety clause (n) thereof to read as follows:

              "(n) Harvey Appelle shall cease to be the Chairman of the Parent, unless a replacement reasonably satisfactory to the Required Lenders is found within 180 days; or";

         (c) by adding a new clause (o) to read as follows:

              "(o) any Borrower (other than MegaKnits) shall not maintain a factoring arrangement on terms and conditions acceptable to each of the Agent and the Administrative Agent, with either CIT or another financial institution acceptable to the Required Lenders or such arrangement shall be amended in a manner as to cause a Material Adverse Effect (it being understood and agreed that, for purposes hereof, any amendment to such arrangement in respect of, or that results solely in, a change to any fees, rates or charges thereunder or customer credits thereunder solely with respect to any surcharge or split-risk arrangements shall not be deemed to cause a Material Adverse Effect; it being further understood and agreed that the foregoing is not intended to be, nor shall the foregoing be deemed to be, an exclusive list of amendments to a Borrower's factoring arrangement that shall not be deemed to cause a Material Adverse Effect) or CIT terminates the factoring arrangements with the Borrowers (other than MegaKnits) entered into on the Amendment Date.";

         (d) by deleting all references to "Agent" appearing therein (other than such reference in clause (ii) of the last paragraph thereof which shall remain the "Agent") and substituting the words "Administrative Agent" therefor; and

         (e) by deleting the words "to issue Letters of Credit" in lines 27 through 28 of the last paragraph thereof and substituting the words "to issue or participate in Letter of Credit Guaranties" therefor.

    1.51 Article IX of the Credit Agreement is hereby amended in its entirety to read as follows:

         "IX. AGENTS

              In order to expedite the transactions contemplated by this Agreement, (a) The Chase Manhattan Bank is hereby appointed to act as Agent on behalf of the Lenders and (b) The CIT Group/Commercial Services, Inc. is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders and each subsequent holder of any Note or Letter of Credit Issuer by its acceptance thereof, irrevocably authorizes the Agent to take such action on its behalf and to exercise such powers hereunder and under the Security Documents and other Loan Documents as are specifically delegated to or required of the Agent by the terms hereof and the terms thereof together with such powers as are reasonably incidental thereto. Each of the Lenders and each subsequent holder of any Note or any Letter of Credit Issuer by its acceptance thereof, irrevocably authorizes the Administrative Agent to take such action on its behalf and to exercise such powers hereunder and under the other Loan Documents as are specifically delegated to or required of the Administrative Agent by the terms hereof and the terms thereof together with such powers as are reasonably incidental thereto. Neither the Agent, the Administrative Agent, nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted to be taken by it or them hereunder or under any of the Security Documents and other Loan Documents or in connection herewith or therewith (a) at the request or with the approval of the Required Lenders (or, if otherwise specifically required hereunder or thereunder, the consent of all the Lenders) or (b) other than to the extent that such action or omission directly results in a loss, claim or liability arising out of the gross negligence or willful misconduct of the Agent or Administrative Agent (as the case may be) or any of their respective directors, officers, employees or agents, as determined by a final judgment of a court of competent jurisdiction.

              The Administrative Agent is hereby expressly authorized on behalf of the Lenders, without hereby limiting any implied authority, to receive on behalf of each of the Lenders any payment of principal of or interest on the Notes outstanding hereunder and all other amounts accrued hereunder paid to the Administrative Agent, and promptly to distribute to each Lender its proper share of all payments so received. Each of the Administrative Agent and the Agent are hereby expressly authorized on behalf of the Lenders, without hereby limiting any implied authority, (a) to distribute to each Lender copies of all notices, agreements and other material as provided for in this Agreement or in the Security Documents and other Loan Documents as received by the Agent or the Administrative Agent (as the case may be) and (b) to take all actions with respect to this Agreement and the Security Documents and other Loan Documents as are specifically delegated to the Administrative Agent or the Agent (as the case may be).

              In the event that (a) any Borrower fails to pay when due the principal of or interest on any Note, any amount payable under any Letter of Credit or Letter of Credit Guaranty, or any fee payable hereunder or (b) the Administrative Agent receives written notice of the occurrence of a Default or an Event of Default, the Administrative Agent within a reasonable time shall give written notice thereof to the Lenders, and the Agent (upon the occurrence and continuance of an Event of Default) or the Administrative Agent shall take such action with respect to such Event of Default or other condition or event as it shall be directed to take by the Required Lenders; provided, however, that, unless and until the Administrative Agent or the Agent (as the case may be) shall have received such directions, the Administrative Agent or the Agent (as the case may be) may take such action or refrain from taking such action hereunder or under the Security Documents or other Loan Documents with respect to a Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

              Neither the Agent nor the Administrative Agent shall be responsible in any manner to any of the Lenders for the effectiveness, enforceability, perfection, value, genuineness, validity or due execution of this Agreement, the Notes or any of the other Loan Documents or Collateral or any other agreements or certificates, requests, financial statements, notices or opinions of counsel or for any recitals, statements, warranties or representations contained herein or in any such instrument or be under any obligation to ascertain or inquire as to the performance or observance of any of the terms, provisions, covenants, conditions, agreements or obligations of this Agreement or any of the other Loan Documents or any other agreements on the part of the Borrowers and, without limiting the generality of the foregoing, each of the Agent and the Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to accept any certificate furnished pursuant to this Agreement or any of the other Loan Documents as conclusive evidence of the facts stated therein and shall be entitled to rely on any note, notice, consent, certificate, affidavit, letter, telegram, teletype message, statement, order or other document which it believes in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. It is understood and agreed that each of the Agent and the Administrative Agent may exercise its rights and powers under other agreements and instruments to which it is or may be a party (including, without limitation, factoring arrangements), and engage in other transactions with the Borrowers, as though it were not Agent or Administrative Agent (as the case may be) of the Lenders hereunder.

              Each of the Agent and the Administrative Agent shall promptly give notice to the Lenders of the receipt or sending of any notice, schedule, report, projection, financial statement or other document or information pursuant to this Agreement or any of the other Loan Documents and shall promptly forward a copy thereof to each Lender.

              Neither the Agent, the Administrative Agent, nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrowers on account of the failure or delay in performance or breach by any Lender other than the Agent or Administrative Agent (as the case may be) of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrowers of any of their respective obligations hereunder or in connection herewith.

              Each of the Agent and the Administrative Agent may consult with legal counsel selected by it in connection with matters arising under this Agreement or any of the other Loan Documents and any action taken or suffered in good faith by it in accordance with the opinion of such counsel shall be full justification and protection to it. Each of the Agent and the Administrative Agent may exercise any of its powers and rights and perform any duty under this Agreement or any of the other Loan Documents through agents or attorneys.

              The Administrative Agent and the Borrowers may deem and treat the payee of any Note as the holder thereof until written notice of transfer shall have been delivered as provided herein by such payee to the Administrative Agent and the Borrowers.

              With respect to the Loans made hereunder, the Notes issued to it and any other Credit Event applicable to it, each of the Agent and the Administrative Agent in its individual capacity and not as an Agent or an Administrative Agent (as the case may be) shall have the same rights, powers and duties hereunder and under any other agreement executed in connection herewith as any other Lender and may exercise the same as though it were not the Agent or the Administrative Agent (as the case may be), and each of the Agent and the Administrative Agent and their respective affiliates may accept deposits from, lend money to and generally engage in any kind of business (including, without limitation, factoring arrangements) with the Borrowers or other affiliate thereof as if it were not the Agent or the Administrative Agent (as the case may be).

              Each Lender agrees (i) to reimburse the Administrative Agent and the Agent in the amount of such Lender's pro rata share (based on its Total Commitment hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent or the Agent (as the case may be), including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, not reimbursed by the Borrowers and (ii) to indemnify and hold harmless the Administrative Agent and the Agent and any of their respective directors, officers, employees or agents, on demand, in the amount of its pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, attorneys fees and disbursements) which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or the Agent (as the case may be) or any of them in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by them or any of them under this Agreement or any of the other Loan Documents, to the extent not reimbursed by the Borrowers; provided, however, that no Lender shall be liable to the Agent or the Administrative Agent (as the case may be) for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgment, suits, costs, expenses or disbursements directly resulted from the gross negligence or willful misconduct of the Agent or the Administrative Agent (as the case may be) or any of their respective directors, officers, employees or agents, as determined by a final judgment of a court of competent jurisdiction.

              Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and any other Loan Document to which such Lender is party. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder.

              Subject to the appointment and acceptance of a successor Agent or successor Administrative Agent as provided below, each of the Agent and the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent or successor Administrative Agent (as the case may be). If no successor Agent or successor Administrative Agent (as the case may be) shall have been so appointed by such Lenders and shall have accepted such appointment within 30 days after the retiring Agent or Administrative Agent (as the case may be) gives notice of its resignation, then the retiring Agent or Administrative Agent (as the case may be) may, on behalf of the Lenders, appoint a successor Agent or successor Administrative Agent (as the case may be) which shall be a financial institution with an office (or an affiliate with an office) in New York, New York, having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent or Administrative Agent (as the case may be) hereunder by a successor financial institution, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Administrative Agent (as the case may be) and the retiring Agent or Administrative Agent (as the case may be) shall be discharged from its duties and obligations hereunder and under each of the other Loan Documents. After any Agent's or Administrative Agent's resignation hereunder, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent or Administrative Agent (as the case may be).

              The Lenders hereby acknowledge that neither the Agent nor the Administrative Agent shall be under any duty to take any discretionary action permitted to be taken by the Agent or Administrative Agent (as the case may be) pursuant to the provisions of this Agreement or any of the other Loan Documents unless it shall be requested in writing to do so by the Required Lenders.

              Except for the references to "Agent" in Article X hereof (which references to "Agent" shall mean only the Agent) and except as expressly set forth in this Agreement (giving effect to the amendment hereto entered into on the Amendment Date) all references in this Agreement to the term "Agent" shall mean both the Agent and the Administrative Agent."

    1.52 Section 11.01 of the Credit Agreement is hereby amended by deleting the word "and" at the end of clause (b) thereof, renumbering clause (c) thereof to clause (d) thereof and adding a new clause (c) which reads as follows:

              "(c) if to the Administrative Agent, at The CIT Group/Commercial Services, Inc., 1211 Avenue of the Americas, New York, New York 10036,
         Attention: Lori Kudish, with a copy to Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, Attention:
         Lawrence First, Esq; and"

    1.53 Section 11.03 of the Credit Agreement is hereby amended as follows:

         (a) all references to "Agent" appearing in subsections (a), (b) and
    (d) thereof shall mean the Agent and the Administrative Agent;

         (b) subsection (c) thereof is amended by deleting the references to "Agent" appearing in clauses (ii) and (iii) thereof and substituting the words "Administrative Agent" therefor and by inserting the words "each of the Administrative Agent and" immediately before each other reference to "the Agent" appearing therein;

         (c) subsection (e) thereof is amended by deleting the reference to "Agent" appearing in the first line thereof and substituting the words "Administrative Agent" therefor and by inserting a comma followed by the words "the Administrative Agent" after the reference to "Agent" appearing in the ninth line thereof; and

         (d) subsection (f) thereof is amended by deleting the references to "Agent" appearing therein and substituting the words "Administrative Agent" therefor.

    1.54 Section 11.04 of the Credit Agreement is hereby amended in its entirety to read as follows:

              "SECTION 11.04. Expenses; Indemnity. (a) Each Borrower agrees to pay all reasonable out-of-pocket expenses incurred by each of the Agent, the Administrative Agent and the Lenders in connection with the preparation of this Agreement and the other Loan Documents or with any amendments, modifications, waivers, extensions, renewals, renegotiations or "workouts" of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agent, the Administrative Agent or any of the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement or any of the other Loan Documents or with the Loans made or the Notes or Letters of Credit issued hereunder, or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including but not limited to the reasonable fees and disbursements of counsel for each of the Agent and the Administrative Agent and (without in any way limiting the audit fees payable by the Borrowers to the Administrative Agent under Section 6.08 hereof) ongoing field examination expenses and charges, and, in connection with such enforcement or protection, the reasonable fees and disbursements of counsel for the Lenders. Each Borrower further indemnifies the Lenders from and agrees to hold them harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

              (b) Each Borrower indemnifies each of the Agent and the Administrative Agent and each Lender and their respective directors, officers, employees and agents against, and agrees to hold the Agent, the Administrative Agent, each Lender and each such person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Lender or any such person arising out of, in any way connected with, or as a result of (i) the use of any of the proceeds of the Loans, (ii) this Agreement, the Guarantees, any of the Security Documents or the other documents contemplated hereby or thereby, (iii) the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder (including but not limited to the making of the Total Commitment) and consummation of the transactions contemplated hereby and thereby, (iv) breach of any representation or warranty, or (v) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not the Agent, the Administrative Agent, any Lender or any such person is a party thereto; provided, however, that such indemnity shall not, as to the Agent, the Administrative Agent or any Lender, apply to any such losses, claims, damages, liabilities or related expenses to the extent that they directly result from the gross negligence or willful misconduct of the Agent, the Administrative Agent or any Lender as determined by a final judgment of a court of competent jurisdiction.

              (c) Each Borrower indemnifies, and agrees to defend and hold harmless the Agent, the Administrative Agent and the Lenders and their respective officers, directors, shareholders, agents and employees (collectively, the "Indemnitees") from and against any loss, cost, damage, liability, lien, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys' fees and reasonable expenses for investigation, removal, cleanup and remedial costs and modification costs incurred to permit, continue or resume normal operations of any property or assets or business of the Borrowers or any Subsidiary thereof) arising from a violation of, or failure to comply with any Environmental Law and to remove any Lien arising therefrom (except to the extent directly resulting from the gross negligence or willful misconduct of any Indemnitee, as determined by a final judgment of a court of competent jurisdiction) which any of the Indemnitees may incur or which may be claimed or recorded against any of the Indemnitees by any person.

              (d) The provisions of this Section 11.04 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or the Notes, or any investigation made by or on behalf of the Agent, the Administrative Agent or any Lender. All amounts due under this Section
         11.04 shall be payable on written demand therefor."

    1.55 Sections 11.06 and 11.07 of the Credit Agreement are hereby amended by deleting all references to "Agent" appearing therein and substituting the words "Administrative Agent" therefor.

    1.56 Section 11.08 of the Credit Agreement is hereby amended by adding the words "or the Administrative Agent (as the case may be)" immediately after all references to "Agent" appearing therein.

    1.57 Article XII of the Credit Agreement is hereby amended by adding the words "or the Administrative Agent" immediately after all references to "Agent" appearing therein.

    1.58 New Exhibit G and Exhibit H, which read as Exhibit A and Exhibit B annexed hereto, are hereby added to and made a part of the Credit Agreement.

    1.59 Exhibit E to the Credit Agreement is hereby replaced in its entirety to read as Exhibit C annexed hereto.

    1.60 Schedule 4.01 to the Credit Agreement is hereby amended to delete the state "Pennsylvania" set forth under the reference to "Beldoch Industries Corporation."

         SECTION 2. CONDITIONS PRECEDENT

         Upon the execution and delivery of counterparts of this Eighth Amendment Agreement (this "Agreement") by the parties listed below and the fulfillment of the following conditions, which conditions must be satisfied on or before April 30, 1997 in order for this Agreement to become effective, this Agreement shall be deemed to have become effective as of the date hereof:

    2.1 All representations and warranties contained in this Agreement, the Credit Agreement or otherwise made in writing to the Agent or any Lender in connection herewith shall be true and correct in all material respects after giving effect to the amendments contained in this Agreement.

    2.2 The Agent shall have received amendments to the Security Documents, together with appropriate UCC-1 amendments, in form and substance satisfactory to the Agent, such that the Agent for the ratable benefit of the Lenders and itself has perfected security interests in all Grantors' receivables, machinery, equipment, trademarks, intangibles and all inventory.

    2.3 Each Lender shall have received its Term Note and Revolving Credit Note (such Notes, with respect to certain Lenders, may be issued in replacement of Notes delivered under the Credit Agreement prior to the Amendment Date), duly executed by the Borrowers, payable to its order and otherwise complying with the provisions of Section 2.04 of the Credit Agreement.

    2.4 The Agent shall have received a Pledge Agreement (in form and substance satisfactory to the Agent) relating to the pledge by the Parent, DKA and BIC of all of the capital stock of the Borrowers (including MegaKnits) to the Agent, for its own benefit and the ratable benefit of the Lenders, and certificates evidencing the Pledged Stock (as defined in said Pledge Agreement), together with undated stock powers executed in blank, each duly executed by the Parent, DKA and BIC (as applicable).

    2.5 The Agent shall have received certified copies of requests for copies of information on Form UCC-11 or reports from a reporting company satisfactory to the Agent, listing all effective UCC financing statements, tax liens and judgment liens which name as debtor any Borrower (including MegaKnits) and which are filed in the appropriate offices in the states in which are located the chief executive office and other operating offices of such Person, together with copies of such financing statements.

    2.6 No event shall have occurred and be continuing which constitutes a Default or an Event of Default.

    2.7 The Agent shall have received the $250,000 remaining balance of a $500,000 amendment fee for the ratable benefit of the Lenders (based upon each Lender's Total Commitment).

    2.8 The Lenders shall have received the favorable written opinion of outside counsel for the Borrowers and each of the Guarantors and Grantors, substantially in the form of Exhibit D hereto, dated the Amendment Date, addressed to the Lenders and satisfactory to the Agent.

    2.9 The Lenders shall have received (i) a copy of the certificate or articles of incorporation or constitutive documents, in each case as amended to date, of each of the Borrowers, the Grantors and the Guarantors, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of each from such Secretary of State or other official, in each case dated as of a recent date; (ii) a certificate of the Secretary of each Borrower, Grantor and Guarantor, dated the Amendment Date and certifying (A) that attached thereto is a true and complete copy of such person's By-laws as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in item (B) below, (B) that attached thereto is a true and complete copy of authorizing resolutions adopted by such person's Board of Directors, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that such person's certificate or articles of incorporation or constitutive documents has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above, and (D) as to the incumbency and specimen signature of each of such person's officers executing this Agreement or any other documents delivered in connection herewith; (iii) a certificate of another of such person's officers as to incumbency and signature of its Secretary; and (iv) such other documents as the Agent or any Lender may reasonably request.

    2.10 Each of the Borrowers (other than MegaKnits) shall have entered into a factoring arrangement with CIT relating to the Borrowers' (other than MegaKnits)

Receivables, in form and substance satisfactory to the Administrative Agent and the Agent.

    2.11 The Administrative Agent and the Agent shall have entered into an agreement with CIT relating to the Borrowers' (other than MegaKnits) factoring arrangement with CIT in form and substance satisfactory to the Administrative Agent and the Agent.

    2.12 The Agent shall have received such other documents as the Lenders or the Agent or Agent's counsel shall reasonably deem necessary.

         SECTION 3.  MISCELLANEOUS

    3.1 Each of the Borrowers (including MegaKnits) reaffirms and restates the representations and warranties set forth in the Credit Agreement, as applicable, and all such representations and warranties shall be true and correct on the date hereof with the same force and effect as if made on such date after giving effect to the amendments contained in this Agreement.

    3.2 Except as herein expressly amended, the Credit Agreement and the other documents executed and delivered in connection therewith are each ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

    3.3 Except as specifically set forth herein, nothing herein contained shall constitute a waiver or be deemed to be a waiver of any existing Defaults or Events of Default, and the Lenders and Agent reserve all rights and remedies granted to them by the Credit Agreement, the other documents executed and delivered in connection therewith, by law and otherwise.

    3.4 This Agreement may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement. A facsimile signature page shall constitute an original for the purposes hereof.

    3.5 The Borrowers (including MegaKnits), in addition to paying the reasonable fees and expenses of counsel to the Agent and the Administrative Agent, shall also pay the reasonable fees and expenses of counsel retained by any of the Lenders in connection with this Agreement (it being understood and agreed that each of the Agent and the Administrative Agent is engaging separate outside counsel in connection with this Agreement and the transactions contemplated hereby and that the Borrowers' joint and several obligations to pay attorneys' fees and expenses apply to each such outside counsel).

    3.6 Each of the Guarantors, by its signature below, (i) confirms in favor of the Lenders that it consents to this Agreement, (ii) agrees that it has no defense, offset, claim, counterclaim or recoupment with respect to any of its obligations or liabilities with respect to its guarantee and (iii) hereby irrevocably and unconditionally confirms to the Agent, the Administrative Agent and the Lenders that its guarantee is and shall continue to be in full force and effect in accordance with its terms and shall continue to be applicable to the Credit Agreement, as amended hereby.

    3.7 THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                       DONNKENNY APPAREL, INC.


                                       By:
                                          -------------------------------
                                          Name:
                                          Title:

                                       BELDOCH INDUSTRIES CORPORATION


                                       By:
                                          -------------------------------
                                          Name:
                                          Title:

                                       CHRISTIANSBURG GARMENT
                                          COMPANY INCORPORATED


                                       By:
                                          -------------------------------
                                          Name:
                                          Title:

                                       MEGAKNITS, INC.


                                       By:
                                          -------------------------------
                                          Name:
                                          Title:

                                       DONNKENNY, INC.


                                       By:
                                          -------------------------------
                                          Name:
                                          Title:

                                       THE CHASE MANHATTAN BANK
                                       (formerly known as Chemical Bank),
                                        as Agent  and Lender


                                       By:
                                          -------------------------------
                                          Name:
                                          Title:


                                       THE CIT GROUP/COMMERCIAL SERVICES, INC., as Administrative Agent and Lender


                                       By:
                                          -------------------------------
                                          Name:
                                          Title:

                                       THE BANK OF NEW YORK


                                       By:
                                          -------------------------------
                                          Name:
                                          Title:

                                       FLEET BANK N.A.



                                       By:
                                          -------------------------------
                                          Name:
                                          Title: